UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2009

 Phoenix Energy Resource Corporation

 (Exact Name of Registrant as Specified in Charter)

 Nevada

(State or Other Jurisdiction of Incorporation)

333-137293

(Commission File Number)

20-5408832

(I.R.S. Employer Identification No.)

1001 Bayhill Drive

2nd Floor – Suite 200

San Bruno, CA 94066

(Address of Principal Executive Offices) (Zip Code)

(650) 616-4123

(Registrant's Telephone Number, Including Area Code)

 Copies to:

JPF Securities Law, LLC

19720 Jetton Road, Suite 300

Cornelius, NC 28031

(704) 897-8334 Tel

(888) 608-5705 Fax

This Current Report on Form 8-K is filed by Phoenix Energy Resource Corporation, a Nevada corporation (“Registrant”), in connection with the items described below.

ITEM 1.01 Entry Into A Material Definitive Agreement

As of February 27, 2009, the Registrant entered into a Loan Agreement (“Agreement”) with Helvetic Capital Ventures AG (“Helvetic”), a limited liability company registered in Switzerland. The Agreement states that Helvetic shall loan the Registrant $35,000 USD (the “Loan”) with an interest rate according to and subject of change due to Swiss Federal Tax legislation. The interest rate for 2009 is 4%. The interest is payable at the end of each calendar year. The term of the Loan shall be for three (3) years, until February 26, 2012. The Registrant shall repay, in cash or shares, the Loan in full at the expiration of the term. If the Registrant decides to repay the Loan with shares, the share price will be market price minus 15%. The Agreement calls for the Loan to be made available to the Registrant within ten (10) business days of the Agreement. The Registrant shall not use the Loan for any purposes in violation of US laws and regulations.

Any and all taxes, fees and expense that are payable as a result of the Loan shall be solely borne by the party exercising its rights, unless either the Registrant or Helvetic has been expressly required to pay the same under applicable law or this Agreement. Failure by either the Registrant or Helvetic in performing its obligations shall constitute a breach of the Agreement. The party in breach of the Agreement shall indemnify the other party for all economic damages suffered as a result of such breach. The formulation, validity, interpretation, performance, amendment and termination of the Agreement and resolution dispute shall be governed by the relevant laws of the US. Any dispute arising out of this Agreement shall be settled by friendly discussion or by arbitration in San Francisco at the American Arbitration Association’s Regional Center.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

ITEM 9.01 Financial Statements and Exhibits

Exhibit Number

Description

10.1

Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX ENERGY RESOURCE CORPORATION

Date: March 4, 2009	By:	/s/ Rene Ronald Soullier
Rene Ronald Soullier President